Exhibit 4.10

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of the 30th day of December, 2004 by and between Camtek Ltd., an Israeli company (the “Company”) and Priortech Ltd., an Israeli company (“Priortech”).

W I T N E S S E T H :

WHEREAS, Priortech, which owns approximately 78% of the issued and outstanding share capital of the Company, is a “controlling shareholder” of the Company as defined in the Israeli Companies Law, 5759-1999 (the “Companies Law”);

WHEREAS, the Company wishes to expand its shareholder base and the liquidity of its traded shares, and to provide an incentive for Priortech to limit sales of its Ordinary Shares (as defined below) to offerings conducted in an organized manner;

WHEREAS, Priortech is willing to sell some of its Ordinary Shares from time to time, but may be subject to certain restrictions with respect to such sales by it;

WHEREAS, the Company and Priortech previously entered into a Registration Rights Agreement, dated March 1st, 2004, which was approved by the Company’s shareholders at a general meeting held on March 29, 2004 (the “Registration Rights Agreement”) regarding the registration rights of Priortech with respect to the Ordinary Shares held by it; and

WHEREAS, the Company and Priortech wish to clarify and amend certain provisions of the Registration Rights Agreement, subject to approval of the Company’s shareholders.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows:

1.	DEFINITIONS. As used herein, the following terms have the following meanings:

“Demanding Holder” means a holder of Ordinary Shares (other than a Holder) whose exercise of a demand registration right is the cause of the relevant registration.

“Effective Date” means the date on which this Agreement shall be approved by the Company’s shareholders as required by the Companies Law.

“Form F-3” means Form F-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means Priortech and any subsequent holder of outstanding Registrable Shares acquired directly or indirectly from Priortech and to whom registration rights have been assigned by Priortech hereunder, and any holder of rights to acquire such Registrable Shares directly or indirectly from Priortech to whom registration rights have been assigned by Priortech hereunder.

“Initiating Holders” means Holders holding in the aggregate at least (a) for the purposes of Section 3 below, fifteen percent (15%), or (b)  for the purposes of Section 4 below, three percent (3%) of the Registrable Shares then outstanding and not previously registered pursuant to this Agreement.

“Ordinary Shares” means ordinary shares, nominal value NIS 0.01 per share, of the Company.

“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act, or the equivalent actions under the laws of another jurisdiction.

“Registrable Shares” means (i)  all Ordinary Shares held by Priortech on the date hereof, and (ii)  any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Ordinary Shares described in clause (i) above; excluding, in all cases, however, any Registrable Shares transferred in a transaction in which registration rights under this Agreement are not assigned in accordance with this Agreement; provided, however, that Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

2.	INCIDENTAL REGISTRATION.

2.1

If (but without any obligation to do so) the Company at any time proposes to register any of its securities (other than: (i) in a demand registration under Section 3 of this Agreement, (ii) a registration relating solely to the sale of securities to participants in a Company benefit plan, (iii) a registration relating to a corporate reorganization or other transaction described under Rule 145 of the Act, or (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares), it shall give notice to the Holders of such intention. Upon the written request of any Holder given within fourteen (14) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request, so as to permit the disposition of the shares so registered.

2.2

In connection with any offering involving an underwriting of shares of the Company’s share capital, the Company shall not be required under this Section 2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company and such other agreements as the underwriter(s) may reasonably request. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first, shares held by shareholders other than the Demanding Holders; second, to the extent necessary, shares held by shareholders with incidental registration rights (on a pro rata basis to their respective holdings); third, shares registered by the Demanding Holders (on a pro rata basis); and lastly, shares offered by the Company.

2.3

The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 6 below.

3.	DEMAND REGISTRATION.

3.1

At any time following the Effective Date, the Initiating Holders may request in writing that all or part of the Registrable Shares shall be registered under the Securities Act. Any such demand must request the registration of shares with an anticipated aggregate offering price of at least five million United States dollars ($5,000,000). Within thirty (30) days after receipt of any such request, the Company shall give written notice of such request to any other Holders, if any, and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fourteen (14) days after the receipt of the Company’s notice. As promptly as practicable thereafter, subject to Section 8.1 hereof, the Company shall effect the registration of all Registrable Shares as to which it has received requests for registration under the Securities Act in the request for registration; provided, however, that the Company shall not be required to effect any registration under this Section 3 within a period of ninety (90) days following the effective date of a previous registration.

3.2

If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.1 above and the Company shall include such information in the written notice referred to in Section 3.1. In such event the right of any Holder to include its Registrable Shares in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Shares in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) and such other agreements as such underwriter(s) shall reasonably request. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter. Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Company that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Shares that would otherwise be underwritten pursuant hereto, and there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first, shares held by shareholders other than the Holders; second, to the extent necessary, shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, Registrable Shares held by the Holders (pro rata to the respective number of Registrable Shares held by the Holders participating in the registration). Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration.

4.	SHELF REGISTRATION.

4.1

The Company shall, at the request of the Initiating Holders, file a registration statement on Form F-3 pursuant to Rule 415 under the Securities Act with the SEC for the sale of all the Registrable Shares requested to be included in the registration statement (a “Shelf Registration”), and the Company will maintain the effectiveness of each such registration statement, and shall use its reasonable commercial efforts to keep such registration statement continuously effective under the Securities Act until all Registrable Shares covered by such registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders.

Notwithstanding the aforesaid or any other provision to the contrary in this Agreement, with respect to underlying Registrable Shares held by Priortech but which other Holders have rights to acquire, the following provisions shall apply: for so long as there exists an effective registration statement on Form F-3 covering Registrable Securities, all requests by Initiating Holders hereunder shall be deemed requests that the Company amend such registration statement to cover the Registrable Shares of such Initiating Holder, and will be treated as such by the Company; provided, however, that in no event shall the Company be required to amend an effective registration statement on Form F-3 more than once per quarter, solely in order to reflect the transfer of any instrument affording its holder the right to acquire Registrable Shares.

4.2

Within fifteen (15) days after receipt of a request for a Shelf Registration, the Company shall give written notice of such request, as the case may be, to the other Holders. Subject to the provisions of Section 4.3 below, the Company shall use its reasonable commercial efforts to effect the registration as soon as practicable of all Registrable Shares included in the requests for Shelf Registration and all Registrable Shares held by all such Holders who provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice.

Notwithstanding the above, the Company shall not be required to effect a registration pursuant to this Section 4 if it has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 for the Holders pursuant to this Section 4.

5.

DESIGNATION OF UNDERWRITER. In the case of any registration of the Company’s shares, the Company shall have the right to designate the managing underwriter(s) in any underwritten offering, which underwriter or underwriters shall be reasonably acceptable to the Holders participating in an offering initiated under Section 3 above.

6.

EXPENSES. All expenses incurred in connection with any registration under Section 2, 3 or 4 above, excluding underwriter’s discounts or commissions and excluding fees and expenses of counsel(s) for the selling Holders (unless the Holders shall use the same counsel as the Company), shall be borne by the Company if the Company registers primary shares. If the Company does not register primary shares, then all expenses shall be borne by the selling Holders.

7.	INDEMNITIES. In the event of any registered offering of Registrable Shares pursuant to this Agreement:

7.1

The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon either: (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; and further provided, that the indemnity agreement contained in this Section 7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder, the underwriter or any controlling person of the Holder or the underwriter, and regardless of any sale in connection with such offering by the Holder. Such indemnity shall survive the transfer of securities by a Holder.

7.2

Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, its officers and directors, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on either: (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company, or (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, however, that the indemnity agreement contained in this Section 7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the gross proceeds from the offering received by such Holder.

7.3

Promptly after receipt by an indemnified party pursuant to the provisions of Section 7.1 or 7.2 above of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 7.1 or 7.2, promptly notify the indemnifying party of the commencement thereof. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Section 7.1 or 7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless: (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence; (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence; or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

7.4

If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

7.5

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

8.	OBLIGATIONS OF THE COMPANY. Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as promptly as reasonably possible:

8.1

prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its reasonable commercial efforts to cause such registration statement to become effective, and, except as otherwise provided in Section 4 with regard to Shelf Registrations, upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to six (6) months or, if sooner, until the distribution contemplated in the registration statement has been completed;

8.2

prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement.

8.3

furnish to the Holders, where such registration has been initiated pursuant to Section 2 or 3 above, such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them;

8.4

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter(s) of such offering, in usual and customary form as approved by the Company’s Audit Committee and Board of Directors, and actively participate in the marketing efforts in cooperation with the managing underwriter(s). Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

8.5

notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, upon which notice and until the prospectus is amended or supplemented, the Holder shall not be entitled to offer or sell any shares pursuant to such prospectus;

8.6	cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

8.7

provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

9.

INFORMATION FROM HOLDER. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Shares of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Shares held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Shares.

10.

DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

11.

ASSIGNMENT OF REGISTRATION RIGHTS. Seller may assign its rights to cause the Company to register Shares pursuant to this Agreement only to (a) a transferee that, after such assignment or transfer, is to hold at least 500,000 (five hundred thousand) Registrable Shares (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations); (b)  with respect solely to the assignment of rights and obligations in connection with Shelf Registrations pursuant to Section 4 above or associated therewith, to an assignee who, immediately following such assignment, also holds either at least 20,000 (twenty thousand) Registrable Shares, or other securities convertible into at least 20,000 such Registrable Shares; or (c) any party who acquires ownership or control of Priortech through a merger, consolidation, sale of all or substantial assets or similar business combination; all provided, however, that: (i) no such rights may be assigned until the Company is given written notice by the transferor at the time of such assignment stating the name and address of such transferee, and the securities with respect to which such registration rights are being assigned, and that any such transferee shall receive such assigned rights subject to all the terms and conditions of this Agreement (excepting, with respect only to assignments pursuant to clause (b) above, those terms and conditions contained in Sections 2 and 3 above and Section 12 below), including without limitation the provisions of this Section 11; (ii) transferee shall, as promptly as practicable and within at least 14 (fourteen) days after such transfer, furnish the Company with the transferee’s written agreement to be bound by this Agreement; and (iii) no such assignment or assignments shall increase the obligations of the Company hereunder. At the request of Priortech, the Company shall enter into a separate registration rights agreement with a permitted transferee of Registrable Shares on substantially the terms of this Agreement, mutatis mutandis, provided that such separate agreement does not increase the obligations of the Company (in the discretion of the Company’s Audit Committee) and is approved by the Company’s Audit Committee and Board of Directors.

12.	LOCK-UP.

12.1

In the event of an underwritten public offering by the Company of any securities of the Company, and upon the request of the managing underwriter of such offering from security holders of the Company who hold securities of the Company in the amount that is equal or exceeds the threshold set by such managing underwriter, and who include a Holder (or group of affiliated Holders), such Holder hereby agrees that it will not sell any of the Registrable Shares for a period commencing on the date requested by such managing underwriter and ending 90 days after the effective date of the offering and undertakes to (and cause any transferee to) execute a “lock-up” agreement in the form provided by such underwriter.

12.2

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Shares of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of the applicable period. For the avoidance of doubt, the underwriters, if any, in connection with a registration hereunder, are intended third party beneficiaries of this Section 12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

13.

PUBLIC INFORMATION. The Company undertakes to make publicly available and available to the Holders pursuant to Rule 144, such information as is necessary to enable the Holders to make sales of Registrable Shares pursuant to that Rule. The Company undertakes to comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Holder, upon request, a written statement executed by the Company as to the steps it has taken to so comply.

14.

EFFECTIVENESS AND TERMINATION OF REGISTRATION RIGHTS. Notwithstanding anything to the contrary in this Agreement, no Holder shall be entitled to exercise any right provided for in this Agreement (i) before the Effective Date and (ii) after ten (10) years following the date hereof, or, as to any Holder, such earlier time at which all Registrable Shares held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

15.	MISCELLANEOUS

15.1	EFFECTIVENESS. This Agreement is subject to the approval the Company’s shareholders and shall be effective only upon receipt of such approval in accordance with Israeli law.

15.2

FURTHER ASSURANCES. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

15.3

GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

15.4

SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, except as set forth in Section 11 above.

15.5

ENTIRE AGREEMENT; AMENDMENT AND WAIVER.  This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersedes in full the Registration Rights Agreement. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement.

15.6

NOTICES, ETC. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Priortech:	PRIORTECH LTD.
P.O. Box 631
Migdal Ha’Emek 23105
Israel
Fax: 972-4-654-4322
Attention: [Yotam Stern]

if to the Company:	CAMTEK LTD.
Ramat Gavriel Industrial Zone
P.O. Box 544
Migdal Ha’Emek 23150
Israel
Fax: 972-4-644-0523
Attention: Rafi Amit

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 15.6 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

15.7

DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

15.8

SEVERABILITY.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

15.9

COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

CAMTEK LTD.

By:

Name:
Title:

PRIORTECH LTD.

By:

Name:
Title: